1

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G

                    Under the Securities Exchange Act of 1934




                             Hambrecht & Quist Group
--------------------------------------------------------------------------------
                                (Name of Issuer)


                     Common Stock, par value $0.01 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   406545 10 3
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 1998
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]         Rule 13d-1(b)

[ ]         Rule 13d-1(c)

[X]         Rule 13d-1(d)

                         (Continued on following pages)

                                Page 1 of 9 Pages

                        Exhibit Index Contained on Page 8

                                                                               2

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 406545103                                               13 G                   Page 2 of 9 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Hambrecht 1980 Revocable Trust
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a) [ ]             (b) [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
             U.S.A.
------------ ---------------------------------------------------------------------------------------------------------
             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          -0-
           BENEFICIALLY
      OWNED BY EACH REPORTING
              PERSON
               WITH
                                     -------- ------------------------------------------------------------------------
                                     6        SHARED VOTING POWER
                                              1,572,656
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              -0-
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              1,572,656
------------------------------------ -------- ------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       1,572,656
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                                    [ ]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                     6.5%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                                                     OO
------------ ---------------------------------------------------------------------------------------------------------

                  *        SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                                               3

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 406545103                                               13 G                   Page 3 of 9 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      William R. Hambrecht
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a) [ ]             (b) [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
             U.S.A.
------------ ---------------------------------------------------------------------------------------------------------
             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          24,958
           BENEFICIALLY
      OWNED BY EACH REPORTING
              PERSON
               WITH
                                     -------- ------------------------------------------------------------------------
                                     6        SHARED VOTING POWER
                                              1,572,656
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              24,958
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              1,572,656
------------------------------------ -------- ------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       1,597,614
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                                    [ ]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                     6.6%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                                                    IN
------------ ---------------------------------------------------------------------------------------------------------

                           *   SEE INSTRUCTIONS BEFORE FILLING OUT!


ITEM 1(A).        NAME OF ISSUER

                  Hambrecht & Quist Group

ITEM 1(B).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

                  One Bush Street
                  San Francisco, CA  94104

ITEM 2(A).        NAME OF PERSONS FILING

                  Reference is made to Item 1 of each of the cover pages of this Schedule, which Items are incorporated by reference herein.

ITEM 2(B).        ADDRESS OF PRINCIPAL OFFICE

                  The address for each Reporting Person is:

                  c/o W.R. Hambrecht + Co., LLC
                  550 Fifteenth Street
                  San Francisco, CA  94103

ITEM 2(C)         CITIZENSHIP

                  Reference is made to Item 4 of each of the cover pages of this Schedule, which Items are incorporated by reference herein.

ITEM 2(D) AND (E).  TITLE OF CLASS OF SECURITIES AND CUSIP NUMBER

                  Common Stock, par value $0.01 per share
                  CUSIP # 406545103

ITEM 3.           Not Applicable

ITEM 4.  OWNERSHIP

         Reference is made to items 5-9 and 11 of each of the cover pages of this Schedule, which Items are incorporated by reference herein. At December 31, 1998, 1,572,656 shares of Common Stock were held directly by the Hambrecht 1980 Revocable Trust (the "Trust"), of which William R. Hambrecht is he trustee. In addition, at December 31, 1998, a total of 24,958 shares of Common Stock were held directly by Mr. Hambrecht.

         Because voting and investment decisions concerning the Trust may be made by Mr. Hambrecht as trustee, each of the reporting persons may be deemed a member of a group that shares voting and dispositive power over the securities held by the Trust. The filing of this Schedule shall not be construed as an admission by any reporting person that it is the beneficial owner of any securities other than those directly held by such reporting person.

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         Not applicable.

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

         Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

                  Not applicable

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                  Not applicable

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP.

                  Not applicable

ITEM 10.          CERTIFICATION.

                  Not applicable

                                                                               7
                                   SIGNATURES

                  After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated:  October ____, 1999.


                                    HAMBRECHT 1980 REVOCABLE TRUST



                                    By:         /s/ William R. Hambrecht
                                        ----------------------------------------
                                         William R. Hambrecht, Trustee




                                                /s/ William R. Hambrecht
                                        ----------------------------------------
                                         William R. Hambrecht

                                  EXHIBIT INDEX


                                                              Found on
                                                            Sequentially
Exhibit                                                     Numbered Page
-------                                                     -------------

Exhibit A:  Agreement of Joint Filing                          Page 9

                                    EXHIBIT A



                            Agreement of Joint Filing

                  The undersigned, being duly authorized therunto, hereby execute this agreement as an exhibit to the Schedule 13G to evidence the agreement of the below-named parties, in accordance with rules promulgated pursuant to the Securities Exchange Act of 1934, to file this Schedule, as it may be amended, jointly on behalf of each of such parties

         Executed this _____ day of October, 1999.

                                  HAMBRECHT 1980 REVOCABLE TRUST


                                  By:         /s/ William R. Hambrecht
                                        ----------------------------------------
                                         William R. Hambrecht, Trustee




                                              /s/ William R. Hambrecht
                                        ----------------------------------------
                                         William R. Hambrecht